Exhibit 99.1
Dole plc Completes the Sale of its Port in Guayaquil, Ecuador to TIL Switzerland Sàrl
Dublin – July 1, 2026
Dole plc (NYSE: DOLE) (“Dole” or the “Company”) has today announced that certain of its subsidiaries have completed the agreements previously announced in December 2025 for the sale of Dole’s port and port operations in Guayaquil, Ecuador to TIL Switzerland Sàrl.
The net proceeds from the sale are approximately $75 million in cash, after costs and customary transaction completion adjustments.
About Dole plc:
A global leader in fresh produce, Dole plc grows, markets, and distributes an extensive variety of fresh produce sourced locally and from around the world. Dedicated and passionate in exceeding our customers’ requirements in over 85 countries, our goal is to make the world a healthier and a more sustainable place.

Investor Contact Dole plc:
James O’Regan, Head of Investor Relations
investors@doleplc.com
+353 1 887 2794

Media Contact Dole plc:
William Goldfield
william.goldfield@dole.com
818-874-4647

Brian Bell, Ogilvy
brian.bell@ogilvy.com
+353 87 2436 130

Category: Financial